Exhibit 4.6
WARRANT EXCHANGE AGREEMENT
     This Warrant Exchange Agreement (this “Agreement”) is dated as of May 16, 2006, by and among Dirt Motor Sports, Inc., a Delaware corporation (the “Company”), North Sound Legacy Institutional Fund LLC, a Delaware limited liability company (“NS Institutional”), and North Sound Legacy International Fund Ltd., a British Virgin Islands corporation (“NS International” and, collectively with NS Institutional, the “Holders”).
Recitals:
     WHEREAS, the Holders currently hold (i) Series A Warrants to purchase an aggregate of 2,980,415 shares of the Company’s common stock, par value $.0001 per share (“Common Stock”), issued pursuant to that Series A Convertible Preferred Stock Purchase Agreement dated as of July 30, 2004 by and among the Company and the purchasers named therein (the “Series A Warrants”), (ii) Series B Warrants to purchase an aggregate of 733,334 shares of the Company’s Common Stock, issued pursuant to that Series B Convertible Preferred Stock Purchase Agreement dated as of February 25, 2005 by and among the Company and the purchasers named therein (the “Series B Warrants”) and (iii) Series C Warrants to purchase an aggregate of 1,275,000 shares of the Company’s Common Stock, issued pursuant to that Series C Convertible Preferred Stock Purchase Agreement dated as of February 25, 2005 by and among the Company and the purchasers named therein (the “Series C Warrants” and, collectively with the Series A Warrants and the Series B Warrants, the “Warrants”);
     WHEREAS, subject to the terms and conditions set forth herein, the Company desires to cancel the Warrants and the Holders are willing to exchange the Warrants for shares of the Company’s Common Stock and New Warrants (as defined below), as set forth on Schedule A hereto.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby agreed and acknowledged, the parties hereby agree as follows:
AGREEMENT:
     1. Securities Exchange.
          (a) In consideration of and in express reliance upon the representations, warranties, covenants, terms and conditions of this Agreement, the Holders agree to deliver to the Company the Warrants in exchange for shares of the Company’s Common Stock and the Company agrees to issue and deliver shares of the Company’s Common Stock to the Holders in exchange for the Warrants.
          (b) The closing under this Agreement (the “Closing”) shall take place at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, NY 10036 upon the satisfaction of each of the conditions set forth in Sections 4 and 5 hereof (the “Closing Date”).
          (c) At the Closing, the Company shall issue to the Holders an aggregate of three hundred thirty thousand (330,000) shares of the Company’s Common Stock and warrants

(“New Warrants”) to purchase nine hundred seventeen thousand one hundred eighty seven (917,187) shares of Common Stock having an exercise period of five (5) years, an exercise price of $0.001 per share, and otherwise in form reasonably acceptable to such Holder, and the Holders shall deliver to the Company for cancellation the Warrants. Such shares of Common Stock and New Warrants shall be allocated among each Holder as set forth on Schedule A hereto. The shares of the Company’s Common Stock are sometimes referred to herein as the “Securities”.
     2. Representations, Warranties and Covenants of the Holders. The Holders hereby make the following representations and warranties to the Company, and covenants for the benefit of the Company, as follows:
          (a) If a Holder is an entity, such Holder is a corporation, limited liability company or partnership duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.
          (b) This Agreement has been duly authorized, validly executed and delivered by each Holder and is a valid and binding agreement and obligation of such Holder enforceable against such Holder in accordance with its terms, subject to limitations on enforcement by general principles of equity and by bankruptcy or other laws affecting the enforcement of creditors’ rights generally, and each Holder has full power and authority to execute and deliver the Agreement and the other agreements and documents contemplated hereby and to perform its obligations hereunder and thereunder.
          (c) Each Holder understands that the Securities are being offered and sold to it in reliance on specific provisions of Federal and state securities laws and that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Holders set forth herein for purposes of qualifying for exemptions from registration under the Securities Act of 1933, as amended (the “Securities Act”) and applicable state securities laws.
          (d) Each Holder is an “accredited investor” as defined under Rule 501 of Regulation D promulgated under the Securities Act.
          (e) Each Holder is and will be acquiring the Securities for such Holder’s own account, and not with a view to any resale or distribution in whole or in part, in violation of the Securities Act or any applicable securities laws.
          (f) The offer and sale of the Securities is intended to be exempt from registration under the Securities Act, by virtue of Section 3(a)(9) and/or 4(2) thereof. The Holders understand that the Securities purchased hereunder have not been registered under the Securities Act and that none of the Securities can be sold or transferred unless they are first registered under the Securities Act and such state and other securities laws as may be applicable or the Company receives an opinion of counsel reasonably acceptable to the Company that an exemption from registration under the Securities Act is available (and then the Securities may be sold or transferred only in compliance with such exemption and all applicable state and other securities laws).

     3. Representations, Warranties and Covenants of the Company. The Company represents and warrants to the Holders, and covenants for the benefit of the Holders, as follows:
          (a) The Company has been duly incorporated and is validly existing and in good standing under the laws of the state of Delaware, with full corporate power and authority to own, lease and operate its properties and to conduct its business as currently conducted, and is duly registered and qualified to conduct its business and is in good standing in each jurisdiction or place where the nature of its properties or the conduct of its business requires such registration or qualification, except where the failure to register or qualify would not have a Material Adverse Effect. For purposes of this Agreement, “Material Adverse Effect” shall mean any material adverse effect on the business, operations, properties, prospects, or financial condition of the Company and its subsidiaries and/or any condition, circumstance, or situation that would prohibit or otherwise materially interfere with the ability of the Company to perform any of its obligations under this Agreement in any material respect.
          (b) The Securities have been duly authorized by all necessary corporate action and, when paid for or issued in accordance with the terms hereof, the Securities shall be validly issued and outstanding, fully paid and nonassessable, free and clear of all liens, encumbrances and rights of refusal of any kind.
          (c) This Agreement has been duly authorized, validly executed and delivered on behalf of the Company and is a valid and binding agreement and obligation of the Company enforceable against the Company in accordance with its terms, subject to limitations on enforcement by general principles of equity and by bankruptcy or other laws affecting the enforcement of creditors’ rights generally, and the Company has full power and authority to execute and deliver the Agreement and the other agreements and documents contemplated hereby and to perform its obligations hereunder and thereunder.
          (d) The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company, will not (i) conflict with or result in a breach of or a default under any of the terms or provisions of, (A) the Company’s certificate of incorporation or by-laws, or (B) of any material provision of any indenture, mortgage, deed of trust or other material agreement or instrument to which the Company is a party or by which it or any of its material properties or assets is bound, (ii) result in a violation of any provision of any law, statute, rule, regulation, or any existing applicable decree, judgment or order by any court, Federal or state regulatory body, administrative agency, or other governmental body having jurisdiction over the Company, or any of its material properties or assets or (iii) result in the creation or imposition of any material lien, charge or encumbrance upon any material property or assets of the Company or any of its subsidiaries pursuant to the terms of any agreement or instrument to which any of them is a party or by which any of them may be bound or to which any of their property or any of them is subject except in the case of clauses (i)(B), (ii) or (iii) for any such conflicts, breaches, or defaults or any liens, charges, or encumbrances which would not have a Material Adverse Effect.
          (e) The delivery and issuance of the Securities in accordance with the terms of and in reliance on the accuracy of each Holder’s representations and warranties set forth in this Agreement will be exempt from the registration requirements of the Securities Act.

          (f) No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Company is required in connection with the valid execution and delivery of this Agreement or the offer, sale or issuance of the Securities or the consummation of any other transaction contemplated by this Agreement.
          (g) The Company has complied and will comply with all applicable federal and state securities laws in connection with the offer, issuance and delivery of the Securities hereunder. Neither the Company nor anyone acting on its behalf, directly or indirectly, has or will sell, offer to sell or solicit offers to buy any of the Securities, or similar securities to, or solicit offers with respect thereto from, or enter into any preliminary conversations or negotiations relating thereto with, any person, or has taken or will take any action so as to bring the issuance and sale of any of the Securities under the registration provisions of the Securities Act and applicable state securities laws. Neither the Company nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of any of the Securities.
          (h) The Company represents that it has not paid, and shall not pay, any commissions or other remuneration, directly or indirectly, to the Holders or to any third party for the solicitation of the exchange of the Warrants for shares of Common Stock pursuant to this Agreement.
          (i) The Company’s Common Stock is registered pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, since December 31, 2005, the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission (the “Commission”) pursuant to the reporting requirements of the Exchange Act, including material filed pursuant to Section 13(a) or 15(d) of the Exchange Act (all of the foregoing including filings incorporated by reference therein being referred to herein as the “Commission Documents”). The Company has delivered or made available to the Holders true and complete copies of the Commission Documents filed with the Commission since December 31, 2005. The Company has not provided to the Holders any material non-public information or other information which, according to applicable law, rule or regulation, was required to have been disclosed publicly by the Company but which has not been so disclosed, other than with respect to the transactions contemplated by this Agreement. At the times of their respective filings, the Form 10-KSB and the Form 10-QSB complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder and other federal, state and local laws, rules and regulations applicable to such documents, and, as of their respective dates, none of the Form 10-KSB and the Form 10-QSB contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Commission Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the financial position of the Company and its subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).
          (j) The shares of the Company’s Common Stock received by the Holders pursuant to this Agreement shall be included in Schedule II of the Registration Rights Agreement dated of even date herewith among the Company and the other parties thereto (the “Registration Rights Agreement”) and the Holders shall be listed as selling shareholders in any registration statement filed in accordance with the terms of the Registration Rights Agreement. The Holders shall be entitled to all of the rights, benefits and remedies of the “Holders” (as defined in the Registration Rights Agreement) set forth in the Registration Rights Agreement except for any rights, benefits and remedies included in Section 7(e) thereto.
     4. Conditions Precedent to the Obligation of the Company to Issue the Securities. The obligation hereunder of the Company to issue and deliver the Securities to each Holder is subject to the satisfaction or waiver, at or before the Closing Date, of each of the conditions set forth below. These conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion.
          (a) Each Holder shall have executed and delivered this Agreement.
          (b) Each Holder shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by such Holder at or prior to the Closing Date.
          (c) The representations and warranties of the Holders shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time, except for representations and warranties that are expressly made as of a particular date, which shall be true and correct in all material respects as of such date.
     5. Conditions Precedent to the Obligation of the Holders to Accept the Securities. The obligation hereunder of the Holders to accept the Securities is subject to the satisfaction or waiver, at or before the Closing Date, of each of the conditions set forth below. These conditions are for the Holders’ sole benefit and may be waived by any Holder at any time in its sole discretion.
          (a) The Company shall have executed and delivered this Agreement.
          (b) The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing Date.
          (c) Each of the representations and warranties of the Company shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time, except for representations and warranties that speak as of a particular date, which shall be true and correct in all material respects as of such date.

          (d) No statute, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement at or prior to the Closing Date.
          (e) As of the Closing Date, no action, suit or proceeding before or by any court or governmental agency or body, domestic or foreign, shall be pending against or affecting the Company, or any of its properties, which questions the validity of the Agreement or the transactions contemplated thereby or any action taken or to be taken pursuant thereto. As of the Closing Date, no action, suit, claim or proceeding before or by any court or governmental agency or body, domestic or foreign, shall be pending against or affecting the Company, or any of its properties, which, if adversely determined, is reasonably likely to result in a Material Adverse Effect.
     6. Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without giving effect conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. Each of the parties consents to the exclusive jurisdiction of the Federal courts whose districts encompass any part of the County of New York located in the City of New York in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions. Each party waives its right to a trial by jury. Each party to this Agreement irrevocably consents to the service of process in any such proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party at its address set forth herein. Nothing herein shall affect the right of any party to serve process in any other manner permitted by law.
     7. Notices. All notices and other communications provided for or permitted hereunder shall be made in writing by hand delivery, express overnight courier, registered first class mail, or telecopier (provided that any notice sent by telecopier shall be confirmed by other means pursuant to this Section 11), initially to the address set forth below, and thereafter at such other address, notice of which is given in accordance with the provisions of this Section.
          (a) if to the Company:
Dirt Motor Sports, Inc.
2500 McGee Drive, Suite 147
Norman, Oklahoma 73072
Attention: Chief Executive Officer
Tel. No.: (405) 360-5047
Fax No.: (405) 360-5354
with a copy to:

Jackson Walker L.L.P.
2435 N. Central Expressway
Suite 600
Richardson, Texas, 75080
Attention: Richard F. Dahlson
Tel No.: (972) 744-2996
Fax No.: (972) 744-2990
          (b) if to the Holders:
North Sound Legacy Institutional Fund LLC
c/o North Sound Capital LLC
20 Horseneck Lane
Greenwich, CT 06830
Attention: Andrew B. David, General Counsel
Tel No.: (203) 340-5784
Fax No.: (203) 340-5700
North Sound Legacy International Ltd.
c/o North Sound Capital LLC
20 Horseneck Lane
Greenwich, CT 06830
Attention: Andrew B. David, General Counsel
Tel No.: (203) 340-5784
Fax No.: (203) 340-5700
     All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; when receipt is acknowledged, if telecopied; or when actually received or refused if sent by other means.
     8. Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior and/or contemporaneous oral or written proposals or agreements relating thereto all of which are merged herein. This Agreement may not be amended or any provision hereof waived in whole or in part, except by a written amendment signed by both of the parties.
     9. Counterparts. This Agreement may be executed by facsimile signature and in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
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     IN WITNESS WHEREOF, this Agreement was duly executed on the date first written above.

DIRT MOTOR SPORTS, INC.
By:
Name:
Title:

NORTH SOUND LEGACY INSTITUTIONAL FUND LLC
By:	North Sound Capital LLC
Its:	Manager

By:
Name:
Title:

NORTH SOUND LEGACY INSTITUTIONAL LTD.
By:	North Sound Capital LLC
Its:	Investment Advisor

By:
Name:
Title:

SCHEDULE A

				Number of Warrants		Number of shares
Name		Number of Warrants	Percent to	Exchanged for 1 share		of Common Stock
of Holder	Warrants	Pre- Exchange	Exchange	of Common Stock		and New Warrants
North Sound
Legacy Institutional
Fund LLC
	Series A Warrants	983,537	100%	4		245,884 shares
	Series B Warrants	207,667	100%	4		51,917 shares
	Series C Warrants	420,750	100%	4		105,188 shares
				Common Stock:	106,623
				New Warrants:	296,343

North Sound Legacy
International Fund Ltd.
	Series A Warrants	1,996,878	100%	4		499,220 shares
	Series B Warrants	525,667	100%	4		131,417 shares
	Series C Warrants	854,250	100%	4		213,563 shares
				Common Stock:	223,377
				New Warrants:	620,844